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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                   SCHEDULE TO
                  TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)
           OR SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934


                         NATIONAL COMPUTER SYSTEMS, INC.
                       (Name of subject company (issuer))

                         PN ACQUISITION SUBSIDIARY INC.
                                   PEARSON PLC
                      (Names of filing persons (offerors))

                     COMMON STOCK, PAR VALUE $0.03 PER SHARE
            Including the Associated Preferred Stock Purchase Rights
                         (Title of Class of Securities)

                             -----------------------

                                    635519101
                      (CUSIP Number of Class of Securities)

                                 GARY RINCK, ESQ.
                                   PEARSON PLC
                              3 BURLINGTON GARDENS
                                 LONDON W1X 1LE
                         TELEPHONE: 44-20-7411-2000
   (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

                                   COPIES TO:

                             CHARLES E. ENGROS, ESQ.
                             STEVEN A. NAVARRO, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                            TELEPHONE: (212) 309-6000

/X/ Check the box if the filing relates to preliminary communications made before the commencement of a tender offer.

/ / Check the appropriate boxes below to designate any transactions to which the statement relates:

    /X/ third-party tender offer subject to Rule 14d-1.
    / / issuer tender offer subject to Rule 13e-4.
    / / going-private transaction subject to Rule 13e-3.
    / / amendment to Schedule 13d under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /